UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Cypress Semiconductor Corporation
(Name of Registrant as Specified In Its Charter)

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The following is an e-mail sent on May 31, 2017 from Hassane El-Khoury, President and Chief Executive Officer of Cypress Semiconductor Corporation (the “Company”), to the Company’s employees.

Team,

Thank you for your clear commitment and hard work as we continue to execute our Cypress 3.0 strategy. As you know, I’ve been travelling extensively to meet our customers, partners and investors. They appreciate the changes we’re making and are extremely positive about our new direction.

Our annual stockholders meeting is rapidly approaching next week. This forum gives stockholders the opportunity to vote on candidates for Cypress’ Board of Directors and other proposed measures. This year, T.J. Rodgers has nominated candidates to replace two of our existing Directors. Cypress does not support T.J.’s proposal and is asking stockholders to re-elect all current Board members.

Over the last couple months, both sides have been actively promoting their views through public filings, press releases and other channels. Rest assured that this is a completely normal part of any contested proxy where two parties are passionately seeking to convince stockholders of their position.

While this is important to our company, please understand that the disagreement above is not a top priority for Cypress. Our priority remains the same — to advance the Cypress 3.0 strategy and to keep sharply focused on our core promise to solve the problems our customers care about. My leadership team and I join you every day in giving our best to deliver on this shared promise and move Cypress forward.

As we get closer to the stockholders meeting, there may be increased media attention on the proxy contest. Do not be concerned or distracted. If you have any questions, or receive inquiries from the media or other third parties, please direct them to Pam Tondreau via telephone or email.

For all our employees who are also stockholders, we urge you to KEEP CYPRESS MOVING FORWARD and vote on the WHITE card, in favor of Cypress’ Director nominees.

Thanks again for your laser focus on Cypress 3.0 and your inspiring commitment to our team and customers!

Hassane

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; the composition of our Board of Directors; our 2017 Annual Meeting of Stockholders; the Company’s financial and operational performance; our corporate governance policies and practices; and our plans to file certain materials with the SEC. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.